Exhibit 3.12

AGREEMENT OF LIMITED PARTNERSHIP

OF

FIRST CASH CREDIT, LTD.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE PARTNERSHIP OF AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER OF THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE GENERAL PARTNER OF THE PARTNERSHIP OF OTHER EVIDENCE SATISFACTORY TO THE GENERAL PARTNER TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER. ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF THESE SECURITIES IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THIS AGREEMENT OF LIMITED PARTNERSHIP.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO ANY OTHER RESTRICTIONS ON TRANSFER DESCRIBED HEREIN.

AGREEMENT OF LIMITED PARTNERSHIP

OF

FIRST CASH CREDIT, LTD.

THIS AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”) is made as of the 14th day of June, 2005, by and between First Cash Credit Management, L.L.C., a Texas limited liability company, as the general partner, and First Cash Corp., a Delaware corporation, as the limited partner, and they together hereby form a limited partnership (the “Partnership”) under the Texas Revised Limited Partnership Act, art. 6132a-1 of Vernon’s Civil Statutes (the “Act”).

WHEREAS, the Partners (hereinafter defined) desire to (i) operate as a credit services organization pursuant to Chapter 393 of the Texas Finance Code (the “Business”); and (ii) to more fully set forth their agreement regarding owning and dealing with assets of the Business.

NOW, THEREFORE, to state the entire agreement of the Partners with respect to their rights and obligations as Partners and with respect to the Partnership and its affairs, and in consideration of these business premises, it is hereby agreed as follows:

ARTICLE 1. GENERAL

1.1. Formation. The Partners hereby form the Partnership pursuant to the Act. Except as otherwise provided in this Agreement, the rights and liabilities of the Partners are governed by the Act.

1.2. Name. The name of the Partnership is “First Cash Credit, Ltd.” The business of the Partnership shall be conducted under that name or another appropriate name selected by the General Partner.

1.3. Principal Office, Registered Office and Agent. The principal office of the Partnership is located at 690 East Lamar, Suite 400 Arlington, Texas 76011, or at another place designated by the General Partner. The registered office of the Partnership is located at 690 East Lamar, Suite 400 Arlington, Texas 76011. The registered agent for service of process is R. Douglas Orr whose business office is located at the same address as the registered office of the Partnership.

1.4. Term. The Partnership is formed on the date that the certificate of limited partnership required by the Act is filed with the Secretary of State of Texas unless a later date is specified therein and, unless sooner terminated or extended by mutual consent of the Partners or pursuant to this Agreement, continues until December 31, 2070.

1.5. Purposes. The purposes of the Partnership are to own and operate the Business directly and/or indirectly through a partnership (whether general or limited); provided, however, that the Partnership may engage in any other lawful business or investment activity with the Approval of the Partners.

1.6. Powers. Subject to the limitations contained in this Agreement, the Partnership purposes shall be accomplished by the General Partner’s taking any action permitted under this Agreement or under the Act or which is customary or reasonably related to the ownership and operation of the Business. The relationship between and among the Partners is limited to the carrying on of the business of the Partnership in accordance with this Agreement. That relationship shall be construed and deemed to be a limited partnership for the sole and limited purpose of carrying on that business. This Agreement does not create a general partnership between the parties or authorize any party to act as general agent for any other party.

ARTICLE 2. DEFINITIONS

2.1. Definitions. In this Agreement, the following terms, unless the context otherwise requires, have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, or the power to appoint or dismiss the directors of or others performing similar functions for such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Approval of the Partners” or “Approved by the Partners” means the affirmative approval of the General Partner and of more than fifty percent (50%) of the Percentage Interests of the Partners then entitled to vote.

“Bankruptcy” means, for any Partner, that Partner’s taking or acquiescing in the taking of an action seeking relief under, or advantage of, an applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar law affecting the rights or remedies of creditors generally, as in effect from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“General Partner” means the party named as such in the opening recital of this Agreement, and any other Person who becomes the or a general partners of the Partnership pursuant to this Agreement.

“Limited Partners” means the parties named as such in the opening recital of this Agreement, and any other Person who becomes an additional or substitute limited partners of the Partnership pursuant to this Agreement.

“Operating Expenses” means the costs, expenses, or charges incurred by the Partnership, including, without limitation, amortization of intangible assets, taxes, interest and debt amortization, intangible amortization of intangible assets, insurance premiums, repairs, maintenance, management fees or salaries, advertising expenses, professional fees, wages, utility costs, and all other expenses incurred in the day-to-day operation of any business similar to the Partnership’s business(es).

“Partners” means, collectively, the General Partner and the Limited Partner or their successors or assigns, and “Partner” means any one of the Partners.

“Partnership Interest” means the entire ownership interest of a Partner in the Partnership at any particular time, including the rights and obligations of the Partner under this Agreement and the Act.

“Percentage Interest” means the basic interest in the Partnership received by a Partner, expressed as a percentage in Section 3.1, as adjusted from time to time as provided in this Agreement.

“Person” means any corporation, partnership, co-tenancy, joint venture, individual, trust, or any other legal entity, whether or not a party to this Agreement.

“Prime Rate” means the reference rate from time to time during the term of this Agreement of Bank of America, N.A., or if that bank is no longer in existence, the reference rate or prime rate of the largest bank then operating in Fort Worth, Texas.

“Pro Rata” means the ratio determined by dividing the Percentage Interests of Partners to whom a particular provision of this Agreement is stated to apply by the aggregate of the Percentage Interests of all Partners to whom that provision is stated to apply.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

2.2. Other Definitions. All terms used in this Agreement which are not defined in this Article 2 have the meanings contained elsewhere in this Agreement.

ARTICLE 3. CAPITALIZATION

3.1. Percentage Interests. The Partners’ Percentage Interests are as follows:

First Cash Credit Management, L.L.C.	1.0%
First Cash Corp., a Delaware corporation	99.0%

3.2. Capital Contributions. The General Partner shall contribute the sum of one thousand dollars ($1,000) to the capital of the Partnership at the time of execution of this Agreement. The Limited Partner shall contribute the sum of one hundred dollars ($100) to the capital of the Partnership at the time of execution of this Agreement. Thereafter, each of the Partners shall make contributions to the capital of the Partnership Pro Rata. If the General Partner determines at any time that additional working capital in excess of the amounts which the Partnership is able to borrow is required in order to meet anticipated future working capital needs, then the General Partner shall notify the Limited Partner of (i) the aggregate capital contributions that the Partnership requires, (ii) the amount of the Limited Partner’s required contribution (“Additional Contribution”) and (iii) the due date for that contribution.

3.3. Capital Accounts. The Partnership shall maintain capital accounts (“Capital Accounts”) in the manner provided in section 704(b) of the Code and Regulations §1.704-1(b), both as modified from time to time.

3.4. Borrowings. If the General Partner, in its sole discretion, determines that additional capital is required by the Partnership, then the Partnership may borrow money from third parties or from any Partner. The Partners may, but are not obligated to, lend money to the Partnership to fund any operating deficits or other current cash requirements of the Partnership. The unpaid principal balance of loans from Partners (“Partner Loans”) shall bear interest at the lesser of the highest lawful rate or two percent (2.0%) above the Prime Rate and shall be payable from cash distributions pursuant to Sections 4.2 and 10.2, unless other terms are Approved by the Partners.

3.5. Depositories. One or more accounts may be maintained for the Partnership at any commercial financial institution or depository chosen by the General Partner. Checks may be drawn on the Partnership account or accounts only for the purposes of the Partnership and shall be signed by the General Partner or by its duly authorized representatives.

ARTICLE 4. ALLOCATIONS AND DISTRIBUTIONS

4.1. Allocation of Profits and Losses. All profits, losses, tax credits and other taxable items shall be allocated among the Partners Pro Rata.

4.2. Distributions. Subject to Section 10.2 and Section 10.3, the Partnership shall make distributions as determined by the General Partner, in accordance with the following priority:

(a) First: to cover Operating Expenses and to establish and fund a reserve against future expenses of the Partnership;

(b) Second: to cover debt service of the Partnership (other than Partner Loans);

(c) Third: to the Partners who have made Partner Loans in an amount equal to the unpaid portion of any Partner Loans, with such payments to be applied first to accrued but unpaid interest and then to the outstanding principal balances of such Partner Loans;

(d) Fourth: to the Partners Pro Rata.

4.3. Regulatory Compliance. The Partners shall exercise the utmost good faith in cooperating to amend this Agreement to effect the changes, if any, recommended by the Partnership’s professional tax advisers to cause compliance with section 704(b) of the Code and the Regulations promulgated thereunder.

ARTICLE 5. RIGHTS, OBLIGATIONS AND STATUS OF LIMITED PARTNERS

5.1. General. The Limited Partners have all of the rights, and is afforded the status, of a limited partner under the Act. No Limited Partner shall participate in the management or control of the Partnership’s business, transact any business for the Partnership, or have power to act for or bind the Partnership except as set forth herein.

5.2. Limitation on Liability. No Limited Partner has any personal liability whatsoever, whether to the Partnership, the General Partner or any creditor of the Partnership, for the debts, expenses, liabilities, or obligations of the Partnership, unless he otherwise agrees in a separate writing with a third party creditor of the Partnership.

5.3. Bankruptcy; Death. None of the Bankruptcy, death, disability, or declaration of incompetence of a Limited Partner shall cause a dissolution of the Partnership, but the rights of the Limited Partner to share in the profits and losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of one of these events, devolve on the Limited Partner’s estate, legal representative, or successors in interest, as the case may be, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. The Limited Partner’s estate, representative, or successors in interest are liable for all of the unsatisfied obligations, if any, of the Limited Partner. In no event shall the estate, representative, or successors in interest become a substituted limited partner, as that term is used in the Act.

ARTICLE 6. MANAGEMENT AND CONDUCT

6.1. Rights of the General Partner. The General Partner shall have the exclusive right, power and authority to take any action without the Approval of the Partners other than the following actions which the General Partner has no right, power or authority to do without the prior approval of the Partners:

(a) Sell, exchange, assign, transfer, convey, or otherwise dispose of all or a substantial portion of the Business;

(b) Enter any business unrelated to the Business;

(c) Admit any additional General Partner or Limited Partner to the Partnership; or

(d) Amend this Agreement.

6.2. Duties. The General Partner shall manage and control the Partnership and its business and affairs in accordance with the standards of the industry, and shall use reasonable, good faith efforts to carry out the business of the Partnership. The General Partner shall devote itself to the business of the Partnership to the extent required to carry out the business of the Partnership, but is not precluded from being involved in other businesses or activities. The General Partner shall perform its duties under this Agreement with ordinary prudence and in a manner characteristic of a businessman in similar circumstances. The General Partner may execute on behalf of the Partnership contracts or agreements with affiliates of the General Partner so long as the contracts or agreements are on a fair market, arm’s-length, competitive basis, are otherwise specifically authorized by this Agreement, or are Approved by the Partners.

6.3 Execution of Documents. All Partners shall, on the request of the General Partner, promptly execute all documents and instruments necessary or helpful in carrying out Partnership actions that have been properly authorized.

6.4 Compensation and Reimbursement. The General Partner shall be paid reasonable compensation for its services rendered hereunder as General Partner. The General Partner shall not be reimbursed for its overhead allocable to the business of the Partnership; provided, however, that the General Partner shall be reimbursed by the Partnership for any and all reasonable out-of-pocket expenses, fees, and costs incurred in connection with the organization, business, and affairs of the Partnership.

6.5. Indemnification of the General Partner. The General Partner shall be indemnified and held harmless by the Partnership, including advancement of expenses, but only to the extent that the Partnership assets are sufficient therefor, from and against all claims, liabilities, and expenses arising out of any management of Partnership affairs, but excluding those caused by the negligence or willful misconduct of the General Partner, subject to all limitations and requirements imposed by the Act. These indemnification rights are in addition to any rights that the General Partner may have against third parties.

6.6. Removal of General Partner. The General Partner may be removed and a new General Partner appointed at any time, including after the occurrence of an event described in Section 9.1(a) or Section 9.1(b), by vote of more than fifty percent (50.0%) of the Percentage Interests of the Partners. If the new General Partner is not then a Partner, the new General Partner shall pay fair market value for a one percent (1%) Partnership Interest and the Partners shall be diluted Pro Rata. A General Partner removed under this Section 6.6 shall become a Limited Partner but shall have no rights other than the rights of a Limited Partner.

ARTICLE 7. BOOKS OF ACCOUNT, REPORTS,

FISCAL YEAR AND BANK ACCOUNTS

7.1. Books and Records; Fiscal Year. The books and records of the Partnership shall, at the cost and expense of the Partnership, be kept or caused to be kept at the principal place of business of the Partnership and shall be available for inspection by any Limited Partner. The books and records shall be kept on the basis of a calendar year, and shall reflect all Partnership transactions and be appropriate and adequate for conducting the Partnership’s business. The General Partner shall choose the Partnership’s accounting method. The General Partner shall maintain the records required to be kept pursuant to Section 1.07 of the Act.

7.2. Reports. As soon as practicable after the end of each full calendar quarter in which the Partnership conducts business, upon a Limited Partner’s request, the General Partner shall cause to be sent to that Limited Partner the financial and operating information for the preceding quarter. Within 75 days after the end of each Partnership fiscal year, the General Partner shall prepare and furnish to each Limited Partner, at Partnership expense, a balance sheet of the Partnership (dated as of the end of the fiscal year then ended), and a related statement of income, loss, and change in financial position for the Partnership (for the same year), consisting essentially of a compilation of the information provided to the Accountant by the General Partner.

7.3. Tax Matters. The Partners intend for the Partnership to be treated, for federal, state, and municipal income and franchise tax purposes, as a partnership. The General Partner shall prepare all federal, state and local income and other tax returns that the Partnership is required to file. The General Partner is the tax matters partner of the Partnership pursuant to section 6231(a)(7) of the Code.

ARTICLE 8. TRANSFER OF PARTNERSHIP INTERESTS

8.1. Transfers by Partners. Each Limited Partner may sell, assign or otherwise transfer all or any portion of its Partnership Interest only upon the prior written approval of the General Partner. The General Partner shall have a right of first refusal on a Limited Partner’s sale of its Partnership Interest. The General Partner may transfer its Partnership Interest only upon the prior written Approval of the Partners subject to a right of first refusal in favor of the Limited Partners.

8.2. Tax Matters. On the transfer of all or part of a Partnership Interest, at the request of the transferee of the interest, the General Partner may, in its sole discretion, cause the Partnership to elect, pursuant to section 754 of the Code to adjust the tax basis of the Partnership properties as provided by sections 734 and 743 of the Code. Any transfer pursuant to this Article 8 that would cause a constructive termination of the Partnership under section 708 of the Code shall be subject to the Approval of the Partners.

ARTICLE 9. DISSOLUTION

9.1. Causes. The Partnership shall be dissolved on the first to occur of any of the following events, and each Partner hereby expressly waives any right that it might otherwise have to dissolve the Partnership:

(a) The Bankruptcy, or any other occurrence that would legally disqualify the General Partner from acting under this Agreement;

(b) The retirement, resignation, or withdrawal from the Partnership by the General Partner;

(c) The execution by the Partners of an instrument dissolving the Partnership;

(d) An event requiring such action under the Act; or

(e) The expiration of the term set forth in Section 1.4.

Nothing contained in this Section 9.1 is intended to grant to a Partner the right to dissolve the Partnership at will (by retirement, resignation, withdrawal or otherwise), or to exonerate a Partner from liability to the Partnership and the remaining Partners if it dissolves the Partnership at will. A dissolution at will of the Partnership is in contravention of this Agreement for purposes of Section 31(2) of the Texas Uniform Partnership Act or any successor statute.

9.2. Reconstitution. If dissolution of the Partnership results from the occurrence of an event described in Section 9.1(a) or Section 9.1(b), then the Partnership may be reconstituted and its business continued pursuant to Section 8.03 of the Act. If a reconstitution is completed, an appropriate amendment to this Agreement and, if necessary, to the Certificate shall be executed and, in the case of the Certificate, if necessary, appropriately filed of record. The rights of the remaining Partners after reconstitution, and the rights and liabilities of any Partner wrongfully dissolving the Partnership in contravention of this Agreement, shall be as provided for under Texas law.

9.3. Interim Manager. If the Partnership is dissolved as a result of an event described in Section 9.1(a) or Section 9.1(b), the General Partner, subject to the Approval of the Partners, or the Partners holding more than fifty percent (50.0%) of the Percentage Interests of the Partners may appoint an interim manager of the Partnership, who shall have and may exercise all the rights, powers and duties of the General Partner under this Agreement, until (i) the new General Partner is appointed pursuant to Section 6.6 or elected pursuant to Section 9.2, if the Partnership is reconstituted, or (ii) a liquidator is appointed pursuant to Section 10.1, if the Partnership is not reconstituted.

9.4 Bankruptcy Provisions. On the Bankruptcy of a General Partner, the trustee or debtor-in-possession (collectively, the “trustee”) automatically has the status of an assignee of that General Partner’s Partnership Interest under Section 27 of the Texas Uniform Partnership Act, art. 6132b of the Texas Revised Civil Statutes Annotated. Unless otherwise required by applicable law, it is the intent of the Partners that a voluntary filing of a case under Chapter 11 of the Bankruptcy Code, 11 U.S.C. §§101 et seq. by the Partnership or a General Partner not be considered to effect an automatic dissolution of the Partnership under the Act. Rather, that determination of whether or not to dissolve the Partnership should be made by the General Partner, subject to Approval of the Partners, on a filing by the Partnership, and by the Limited Partner on a filing by the General Partner. Any entity to which a Partner’s rights are assigned pursuant to the provisions of the Bankruptcy Code, shall be deemed without further act to have assumed all of the obligations arising under this Agreement on and after the effective date of the assignment. On demand, any such assignee shall execute and deliver to each other party to this Agreement an instrument confirming that assumption. A failure to deliver the assumption agreement is a default under this Agreement by the assignee.

ARTICLE 10. WINDING UP AND TERMINATION

10.1. General. If the Partnership is dissolved and is not reconstituted, then the General Partner shall begin to wind up the affairs of the Partnership and to liquidate and sell its assets, all pursuant to Section 8.04 of the Act. Subject to Section 6.1, the General Partner shall determine the time, manner and terms of any sale or sales of Partnership property pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions.

10.2. Liquidation. In the course of the winding up and terminating of the business and affairs of the Partnership, its assets (other than cash) shall be sold, its liabilities and obligations to creditors and all expenses incurred in its liquidation shall be paid, and all resulting items of Partnership income, gain, loss or deduction shall be credited or charged to the Capital Accounts of the Partners in accordance with Article 3. All Partnership property shall be sold on liquidation of the Partnership, and no Partnership property shall be distributed in kind to the Partners, unless it is distributed in proportion to the amounts that each Partner is due under this Section 10.2. Thereafter, the net proceeds from those sales (after deducting all selling costs and expenses in connection therewith), together with (at the expiration of the one-year period referred to in Section 10.3) the balance in the reserve account referred to in Section 10.3, shall be distributed among the Partners in accordance with the then credit balances in their Capital Accounts in the following order of priority:

(a) First, to the Partners who have made Partner Loans in an amount equal to the unpaid portion of any Partner Loans, with such payments to be applied first to accrued but unpaid interest and then to the outstanding principal balances of such Partner Loans;

(b) Second, to the Partners with a positive Capital Account Pro Rata; and

(c) Third, to the Partners Pro Rata.

The General Partner shall be instructed to use all reasonable efforts to effect complete liquidation of the Partnership within one year after the date on which the Partnership is dissolved. Each holder of a Partnership Interest shall look solely to the assets of the Partnership for all distributions and shall have no recourse therefor (on dissolution or otherwise) against the Partnership or the other Partner. On the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the General Partner has the authority to execute and record all documents required to effectuate the dissolution and termination of the Partnership.

10.3. Creation of Reserves. After making payment or provision for payment of all fixed and determinable debts and liabilities of the Partnership and all expenses of liquidation, the General Partner may set up, for a period not to exceed one year after the date of dissolution, the cash reserves that the General Partner deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership.

10.4. Final Audit. Within a reasonable time following the completion of the liquidation, the General Partner shall supply to the Limited Partner a statement which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation, each Partner’s pro rata portion of distributions pursuant to Section 10.2, and the amount retained as reserves by the General Partner pursuant to Section 10.3.

10.5. Compliance With Regulations. If the Partnership is “liquidated” within the meaning of Regulations § 1.704-1(b)(2)(ii)(g), distributions shall be made to Partners with positive Capital Accounts in compliance with Regulations § 1.704-1(b)(2)(ii)(b)(2). Notwithstanding anything to the contrary in this Agreement, upon such liquidation, any Partner with a negative balance in its Capital Account shall be required to contribute to the Partnership an amount equal to that negative balance. Distributions pursuant to Section 10.2 may be made to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying contingent or unforeseen liabilities or obligations of the Partnership.

ARTICLE 11. MISCELLANEOUS

11.1. Notices. Any notice provided or permitted to be given under this Agreement must be in writing and may be mailed or hand delivered. For purposes of notices, the addresses of the Partners are set forth on the signature page hereof.

11.2. Interpretation. The construction and validity of this Agreement and the rights and obligations of the respective parties hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Texas.

11.3. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the person or persons, firm or corporation may in the context require. Any reference to the Code or other statutes or laws shall include all amendments, modifications, or replacements of the specific sections and provisions concerned.

11.4. Amendment. This Agreement may not be amended, altered or modified except by an instrument in writing signed by all of the Partners (or the duly-authorized agent of any party), excluding Partners who have transferred their Partnership Interest to an assignee pursuant to Article 8.

11.5. Severability. If any provision of this Agreement or the application to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

11.6. No Third-Party Beneficiary. This Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective successors and assigns, subject to the expressed provisions hereof relating to successors and assigns, and no other person, individual, corporation or entity whatsoever has any rights, interest, or claims hereunder or is or will be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise unless specifically provided in this Agreement.

11.7. Binding Effect. Subject to the provisions of this Agreement relating to the transferability, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective distributees, successors and assigns.

11.8. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the Partners and replaces and supersedes all prior agreements, except for any agreement executed contemporaneously herewith by and among the Partners or any of them contemporaneously herewith, this Agreement supersedes all written and oral statements, and no representation, statement, condition, or warranty not contained in this Agreement shall be binding on the Partners or have any force or effect whatsoever. It is agreed that no Partner has rendered any services to or on behalf of any other Partner or the Partnership and that no Partner shall have any rights with respect to any services which might be alleged to have been rendered.

11.9. Title to Partnership Property. To the extent that the property of the Partnership is held in the name of the General Partner, such property shall be deemed held by the General Partner as agent and nominee for and on behalf of the Partnership. Any other property acquired by or standing in the name of any Partner shall be conclusively presumed not to be Partnership property, unless an instrument in writing, signed by such Partner, shall specify to the contrary.

11.10. Reliance on Authority of Persons Signing Agreement. If a Partner is a trust (with or without disclosed beneficiaries), partnership, limited partnership, joint venture, corporation, or any entity other than a natural person, the Partnership and the General Partner (i) are not required to determine the authority of the person signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such person; (ii) are not required to see to the application or distribution of proceeds paid or credited to persons signing this Agreement on behalf of such entity; (iii) are entitled to rely on the authority of the person signing this Agreement with respect to the giving of consent on behalf of such entity in connection with any matter for which consent is permitted or required under this Agreement; and (iv) are entitled to rely on the authority of any general partner, joint venturer, or successor trustee, or president or vice president (as the case may be), of any such entity the same as if such person were the person originally signing this Agreement on behalf of such entity.

11.11. Other Business. Each Partner, including the General Partner, may be engaged in a business or businesses other than that of the Partnership and may acquire properties for its own account or jointly with others or in any other capacity without being accountable or liable to the Partnership for the breach of any fiduciary obligation. These activities may be organized for purposes of engaging in activities similar to the activities of the Partnership, even if in competition with the Partnership, and the Partnership shall not have any rights in and to such independent ventures or the income or profits derived therefrom.

11.12 Partition Rights. Only the General Partner shall have the right to the partition of any Partnership property, real or personal, and to take any action or initiate or prosecute any judicial proceeding for the partition, or the partition and sale of any Partnership property.

IN WITNESS WHEREOF, this Agreement is effective as of the day and year first above written.

GENERAL PARTNER:

FIRST CASH CREDIT MANAGEMENT, L.L.C., a Texas limited liability company

Address:	690 East Lamar Blvd., Suite 400	By:	/s/ R. Douglas Orr, Manager
	Arlington, Texas 76011		R. Douglas Orr, Manager

LIMITED PARTNER:

FIRST CASH CORP., a Delaware corporation

Address:	1011 Centre Road, Suite 322	By:	/s/ Rick L. Wessel, President
	Wilmington, Delaware 19805		Rick L. Wessel, President

CERTIFICATE OF LIMITED PARTNERSHIP

OF

FIRST CASH CREDIT, LTD.

1.	Name of Partnership:	First Cash Credit, Ltd.

2.	Address of Principal Office:	690 East Lamar Blvd., Suite 400 Arlington, Texas 76011 Attention: R. Douglas Orr

3.	Name and Address of Registered Office and Registered Agent:	R. Douglas Orr 690 East Lamar Blvd., Suite 400 Arlington, Texas 76011

4.	General Partner:

	Name:	First Cash Credit Management, LLC

	Mailing Address:	690 East Lamar Blvd., Suite 400 Arlington, Texas 76011 Attention: R. Douglas Orr

	Street Address of Business:	690 East Lamar Blvd., Suite 400 Arlington, Texas 76011 Attention: R. Douglas Orr

5.	Other Matters:	The General Partner has determined not to include any other matters.

Executed this 14th day of June, 2005.

GENERAL PARTNER:

FIRST CASH CREDIT MANAGEMENT, LLC.

By:	/s/ R. Douglas Orr, Manager
R. Douglas Orr, Manager